Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

August 18, 2016

Capnia, Inc.

1235 Radio Road, Suite 110

Redwood City, CA 94065

Re:	Registration Statement on Form S-1/A

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1/A (the “Registration Statement”), filed by Capnia, Inc. (the “Company”) with the Securities and Exchange Commission on even date herewith in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 13,900,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), of which up to 13,780,000 shares of Common Stock are issuable upon the conversion of up to 13,780 shares of Series B Convertible Preferred Stock issued or issuable pursuant to the Securities Purchase Agreement dated as of June 29, 2016 (the “Purchase Agreement”), by and among the Company, Sabby Healthcare Master Fund Ltd and Sabby Volatility Warrant Fund Ltd, which are funds managed by Sabby Capital Management, LLC (collectively “Sabby”), and up to 120,000 shares of Common Stock are issuable upon the exercise of the Placement Agent Warrant issued or issuable to Maxim Group, LLC (“Maxim”) pursuant to an engagement letter by and between the Company and Maxim.

We are acting as counsel for the Company in connection with the registration of Common Stock by the Company. In such capacity, we have examined the Purchase Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the 13,900,000 shares of the Common Stock, of which up to 13,780,000 shares of Common Stock are issuable upon the conversion of up to 13,780 shares of Series B Convertible Preferred Stock issued or issuable pursuant to the Purchase Agreement and up to 120,000 shares of Common Stock are issuable upon the exercise of the Placement Agent Warrant, when issued by the Company to Sabby and Maxim upon conversion of the Series B Convertible Preferred Stock or exercise of the Placement Agent Warrant in accordance with the terms thereof, including receipt of the consideration therefore, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of California and this opinion is limited solely to the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws).

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation